UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2016

PRESBIA PLC

(Exact Name of Registrant as Specified in Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-36824 (Commission File Number)	98-1162329 (IRS Employer Identification No.)

120/121 Baggot Street Lower

Dublin 2 Ireland

(Address of Principal Executive Offices)(Zip Code)

+353 (1) 659 9446

Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Update on U.S. Staged Pivotal Clinical Trial

Presbia PLC (the “Company”) reports interim data from its U.S. staged pivotal clinical trial.  Through May 16, 2016, 421 subjects have undergone insertion of the Presbia Flexivue Microlens during the staged pivotal clinic trial that is performed to obtain required clinical data for FDA pre-market approval (PMA).  Presbia anticipates submitting its final PMA module to the FDA in September 2017.

To date, 100% of the subjects have passed through the 6-month post-operative visit. And data indicate:

Subjects Gained An Average Of 5 Lines Of Near Vision

Subjects gained an average of 5 lines of uncorrected near visual acuity (the ability to see close objects without enhancement) in treated eyes (Figure A). This enables a person who could barely read a newspaper sub-headline prior to surgery, to be able to read the small print on a prescription eye drop bottle.

The following chart summarizes the uncorrected near visual acuity in the treated eyes:

Figure A

Virtually No Loss Of Binocular Distance Vision

Approximately 99% of subjects maintained the same binocular (vision using both eyes) uncorrected distance vision as pre-operatively with the added benefit of performing near tasks without the use of reading glasses (Figure B). That means that most patients gain near vision without impacting their distance vision.

Presbia Flexivue Microlens is designed to take advantage of binocular vision as most patients fuse both images in the brain. The brain filters bad images, thus, resulting in accepting the best image. This process is known as “neuroadaptation”.

On Track: Consistent With The Recently Reported Data

Last month we reported on the data from 90% of the subjects who had passed through the 6-month post-operative visit. The results from the 100% of the subjects who have passed through the 6-month post operative visit show that we are consistently seeing subjects gaining an average of 5 lines of uncorrected near visual acuity and approximately 99% of subjects maintained the same binocular (vision using both eyes) uncorrected distance vision as pre-operatively.

Milestone*	Average # Lines Gained in UCNVA, Treated Eyes	Loss of BCDVA, Both Eyes
•6-month, 1st Stage – 100% •6-month, 2nd Stage – 80% •6 month, 1st + 2nd Stage – 90% •6 month, 1st + 2nd Stage – 100%	•+5 lines •+5 lines •+5 lines •+5 lines	•20/20 (no change) •20/20 (no change) •20/20 (no change) •20/20 (no change)

The following chart summarizes the binocular uncorrected distance visual acuity:

Figure B

Approximately 82% of subjects achieved 20/40 or better uncorrected distance vision in treated eyes (Figure C)

Figure C

Approximately 98% of subjects achieved 20/40 or better best corrected distance vision in the treated eyes (Figure D) and there was little to no change in binocular best corrected distance vision (Figure E). (Presbia Flexivue Microlens is designed to take advantage of binocular vision as most patients fuse both images in the brain. The brain filters bad images, thus, resulting in accepting the best images. This process is known as “neuroadaptation.”).

Figure D

Figure E

Notwithstanding these results, we cannot assure you when or whether the Company will obtain pre-market approval, or what expenditures the Company will incur whether or not we obtain such approval, given the many significant risks associated with seeking such an approval from the FDA.  Furthermore, certain adverse events have been reported as part of the on-going staged pivotal clinical trial.  For a discussion of previously reported adverse events please see the risk factors, including the risk factor titled “If concerns regarding side effects from presbyopia correction surgery generally, or our products specifically, develop, including as a result of third-party studies and publications, our business, results of operations and financial condition will be materially and adversely affected.”, in the Company’s annual report on Form 10-K for the year ended December 31, 2015.

The Company requires PMA approval in order to market its products in the United States.

Commercialization Activities Are Progressing in South Korea

Presbia is currently focusing its commercialization efforts in South Korea. South Korea is a highly penetrated market for LASIK and as a result has demonstrated the commercial viability of elective eye surgery procedures. To date we have conducted wet labs with several South Korean doctors. Wet labs are the precursor to a clinic becoming a certified Presbia surgeon that can begin doing procedures commercially. In mid-June a Korean Presbia certified surgeon will present his 1-year patient results at a symposium to approximately 20 Korean surgeons. We are also in the process of engaging key hospitals and KOLs in South Korea to participate in local clinical studies to increase surgeon confidence and to expedite adoption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESBIA PLC

By: /s/ Richard Fogarty
Name: Richard Fogarty
Title:Chief Accounting Officer

Dated:    May 18, 2016